Exhibit 99.1

Letterhead of Maxygen, Inc.

MAXYGEN REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Redwood City, Calif., July 26, 2005 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the second quarter ended June 30, 2005. Maxygen reported a loss applicable to common stockholders of $9.9 million, or $0.28 per share, for the second quarter of 2005 compared to a loss applicable to common stockholders of $13.6 million, or $0.39 per share, in the second quarter of 2004.

As a result of the change in Maxygen’s accounting for its investment in Codexis on the equity accounting basis, Maxygen does not include the operating results of Codexis in its financial statements after February 28, 2005. Financial results for 2004 contained herein include the operating results of Codexis for the full periods shown.

Revenues in the second quarter of 2005 were $1.9 million compared to $3.6 million for the same period in 2004. The decrease in revenues is primarily attributable to the exclusion of Codexis’ revenue from Maxygen’s results during the second quarter of 2005 and completion of the research and development funding terms of some of our collaborations.

Expenses relating to research and development from continuing operations decreased in the second quarter of 2005 to $9.9 million from $11.8 million in the same period in 2004 due principally to the exclusion of Codexis’ expenses during the second quarter of 2005. Excluding the expenses for Codexis in the second quarter of 2004, Maxygen’s research expenses for the quarter increased relative to those of the comparable period of the prior year as the Company increased its efforts on the development of its product candidates.

At June 30, 2005, cash, cash equivalents and marketable securities totaled $198.9 million.

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“We are pleased with the progress we are making in all areas of our business,” said Russell Howard, CEO of Maxygen. “We are on track with our key development programs that address multi-billion dollar markets, we have a strong financial position and have maintained a leading patent portfolio covering our proprietary technologies. These core assets are significant value drivers for our business.”

Corporate Update

Maxygen continues to advance its key development programs.

MAXY-Alpha

Maxygen currently has an improved interferon alpha in development with Roche for the treatment of hepatitis C and hepatitis B viral infections. The Company announced the achievement of a preclinical milestone in this collaboration in March of this year. Roche has informed Maxygen that Roche is on track to file an IND for this product in 2006.

MAXY-G-CSF

Maxygen is on track to file an IND for its improved G-CSF product in 2006. The Company is currently developing a novel G-CSF to treat neutropenia that may have significant advantages over the currently marketed G-CSF products.

MAXY-VII

Maxygen is advancing its factor VII program that may lead to products for multiple indications including trauma, intracranial hemorrhage and hemophilia. The market for factor VII based products is growing significantly and Maxygen believes its product candidates have significant advantages over the currently marketed factor VII based product.

Patent Update – Opposition Ruling

Earlier this month, Maxygen’s European Patent 0752008, covering its first generation directed molecular evolution technologies, was the subject of an opposition proceeding before the European Patent Office. Despite arguments raised by four opponents to the patent, including Diversa and Genencor, all claims of the patent were upheld as valid with minor amendments.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on the development of superior versions of validated major protein pharmaceuticals. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. The Company has over 120 U.S. and foreign patents relating to its MolecularBreeding directed evolution platform and has strategic collaborations with leading companies including Roche.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our ability to have INDs filed for our alpha interferon and G-CSF programs in 2006; our ability to develop pharmaceutical products; the expected indications, attributes and market potential of such products; and the potential advantages of such products over existing marketed products. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; the inherent uncertainties of biological research; our ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; and competitors producing superior products. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2004, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.

Contact:

Jeannine Medeiros

Investor & Public Relations

Maxygen, Inc.

p.	650-298-5853
f.	650-364-2715

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005(1)	2004(2)	2005(3)	2004(2)
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$1,446	$3,220	$6,403	$7,636
Grant revenue	500	341	1,092	793

Total revenues	1,946	3,561	7,495	8,429

Expenses:
Research and development	9,911	11,794	20,993	22,613
General and administrative	3,372	3,503	7,141	6,280
Stock compensation expense	9	131	117	282

Total operating expenses	13,292	15,428	28,251	29,175

Loss from operations	(11,346)	(11,867)	(20,756)	(20,746)

Interest income and other (expense), net	1,477	697	2,149	1,271
Equity in net losses of minority investee	—	(1,000)	—	(1,000)

Loss from continuing operations	(9,869)	(12,170)	(18,607)	(20,475)
Loss from discontinued operations	—	(1,226)	—	(2,769)
Cumulative effect adjustment	—	—	16,616	—

Net loss	$(9,869)	$(13,396)	$(1,991)	$(23,244)

Net loss	$(9,869)	$(13,396)	$(1,991)	$(23,244)
Subsidiary preferred stock accretion	—	(250)	(167)	(500)

Loss applicable to common stockholders	$(9,869)	$(13,646)	$(2,158)	$(23,744)

Basic and diluted income (loss) applicable per common share
Continuing operations	$(0.28)	$(0.35)	$(0.52)	$(0.58)
Discontinued operations	$—	$(0.03)	$—	$(0.08)
Cumulative effect adjustment	$—	$—	$0.47	$—
Applicable to common stockholders	$(0.28)	$(0.39)	$(0.06)	$(0.68)

Shares used in computing basic and diluted loss applicable per common share	35,702	35,071	35,680	35,006

(1)	Does not include operations of Codexis
(2)	Includes operations of Codexis for all of period
(3)	Includes operations of Codexis through February 28, 2005

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)	(Notes 1 and 2)
Cash, cash equivalents and marketable securities	$198,919	$232,893
Other current assets	4,452	8,781
Property and equipment, net	3,970	7,677
Goodwill and other intangibles, net	12,192	12,192
Other assets	368	1,562

Total assets	$219,901	$263,105

Current liabilities	$7,753	$16,080
Non-current deferred revenue	—	1,718
Long-term obligations	28	1,786
Minority Interest	—	32,180
Stockholders’ equity	212,120	211,341

Total liabilities and stockholders’ equity	$219,901	$263,105

Note 1: Derived from consolidated audited financial statements as of December 31, 2004.

Note 2: Cash, cash equivalents and marketable securities included $17.2 million attributed to Codexis.